Exhibit 10.1
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is made and entered into on August 21, 2025, between Kosmos Energy, LLC (“Company”) and Christopher J. Ball (“Retiree” and, together with Company, the “Parties”). In connection with this Agreement, the Parties acknowledge that (a) Company is a premier international oil and gas exploration and production company (the “Business”), (b) Retiree has initiated the retirement process, (c) Retiree agrees to complete the transition process, and (d) the Parties desire to enter into this Agreement to protect stockholder relations, goodwill, and other legitimate interests (together, the “Interests”). Accordingly, and in consideration of the mutual promises below and for other valuable consideration, the Parties agree to the following terms:

1.Retirement from Employment. Retiree acknowledges that Retiree will retire from Retiree’s employment with Company effective 30 September, 2025 (the “Retirement Date”). Retiree will receive certain benefits provided that Retiree executes this Agreement and does not revoke Retiree’s acceptance.

2. Retirement Benefits. The Retiree shall receive the following payments and benefits in accordance with the existing policies of the Company, or at the sole discretion of the Company, pursuant to his employment with the Company and his participation in its employee benefit plans:

a.Pay and Benefits. The Retiree shall be entitled to his regular base salary and current benefits package, subject to applicable taxes and withholdings, through the Retirement Date. Additionally, the Retiree shall receive a portion of a prorated 2025 performance-based bonus in the amount of $415,000 (the “Retirement Benefit”). If the Retiree remains an active employee in good standing with Company through the Retirement Date and assists with the orderly transition of his role and responsibilities to the designated individuals within Company, Company will pay the Retirement Benefit within ten business days after the Retirement Date. By accepting the payment of the Retirement Benefit, the Retiree automatically ratifies his acceptance of the General Release under paragraph 3 of this Agreement effective as of the Retirement Date.

3. General Release. In exchange for the Retirement Benefit, Retiree releases, acquits, and forever discharges (i) Company, (ii) the Company’s Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006), (iii) any current or former officer, stockholder, member, director, partner, agent, manager, employee, representative, insurer, or attorney of the entities described in (i) or (ii), (iv) any employee benefit plan sponsored or administered by any person or entity described in (i), (ii), or (iii), and (v) any successor or assign of any person or entity described in (i), (ii), (iii), or (iv) (collectively, the “Company Parties”) from, and waive to the maximum extent permitted by applicable law, any and all claims,

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liabilities, demands, and causes of action of whatever character, whether known or unknown, fixed or contingent, or vicarious, derivative, or direct, that Retiree may have or claim against Company or any of the other Company Parties. Retiree understands that this general release includes, but is not limited to, any and all claims whether arising under statute (including any direction or regulations made thereunder), at common law, in equity, in tort, in contract law, or under any EU Directive, regulation or other legislation applicable in the United Kingdom and enforceable against the Company Parties, or other claims growing out of, resulting from, or connected in any way with Retiree’s employment with or retirement from Company, including any claim of wrongful dismissal or breach of contract or any right or claim to compensation, payment, or other benefit under the contract of employment between Retiree and the Company dated October 4, 2017 (the “Employment Contract”). Retiree understands that this general release extends to any and all claims whether arising in the United Kingdom or in any other country in the world, including under United States federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act. Retiree further understands that this general release settles any claim for personal injury, anxiety or injury to feelings arising from Retiree’s employment with or retirement from Company including but not limited to any claim for stress related conditions or mental illness and Retiree agrees that the pay and benefits provided under this Agreement compensate Retiree in full for any such claim. Retiree understands that this Agreement does not waive any rights or claims against Company or any of the other Company Parties that may arise after the Retirement Date. Retiree further understands that nothing in this Agreement waives (i) any benefits to which Retiree has a vested entitlement under the terms of the applicable employee benefit plans established by Company, or (ii) any right or claim to indemnification or defense of any claims for acts taken by Retiree during Retiree’s employment with Company on the same terms as indemnification is made available by Company to other executive employees, officers, or directors, whether through Company’s bylaws, directors and officers liability insurance, or otherwise.

4. Confidential Information.

a.Definition of Confidential Information. “Confidential Information” includes all of Company’s confidential or proprietary information, trade secrets (as defined by applicable law), and other information used in the Business that provides a competitive advantage but is not generally known by competitors and does not include any information in the public domain and readily available to competitors through no wrongful act of Retiree. Retiree acknowledges and agrees that: (a) Company has expended, and continues to expend, significant efforts and resources to develop its Confidential Information, which increases the value of its interests and gives it a competitive advantage; and (b) Company provided Confidential Information to Retiree before the Effective Date.

b.Agreement Not to Disclose Confidential Information. Retiree will not directly or indirectly (i) use any Confidential Information, (ii) disclose any Confidential Information in any manner to any person or entity who is not a director, manager,

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officer, employee, consultant, representative, agent, or legal counsel of Company or its affiliates, or (iii) disclose any Confidential Information in any manner to any other person or entity unless previously authorized in writing by Company’s Chief Executive Officer or the current Senior Vice President and General Counsel. The restrictions set forth in this paragraph will not apply to disclosures made in compliance with the Defend Trade Secrets Act of 2016 (“the DTSA”) 18 U.S.C. § 1833(b). The DTSA provides in relevant part:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Retiree acknowledges that nothing in this Agreement is intended to, or does, preclude Retiree from (i) contacting, filing a charge or complaint with, providing information to, or cooperating with an investigation being conducted by, a governmental or regulatory agency or body (such as the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or another other regulatory or fair employment practices agency), regarding a possible or alleged violation of law, in each instance without prior notice to or authorization from the Company or its affiliates; (ii) assisting another in taking any of the actions in clause (i); (iii) making statements or disclosures regarding any sexual assault or sexual harassment dispute in compliance with the Speak Out Act; (iv) responding truthfully to inquiries by governmental or regulatory agencies or bodies; (v) giving truthful testimony or making statements under oath in response to valid legal process (such as a subpoena) in any legal or regulatory proceeding; or (vi) engaging in any other legally protected or concerted activities. Retiree further acknowledges that nothing in this Agreement conflicts with the DTSA or creates liability for disclosures allowed under the DTSA, and Retiree’s nondisclosure obligations survive the ending of Retiree’s employment with Company.

c. Return of Confidential Information. Retiree acknowledges that Retiree will return to Company all of its or any of the other Company Parties’ Confidential Information in any form or medium on or before the Effective Date. Retiree further agrees to deliver promptly to Company any such additional Confidential Information that Retiree may discover in Retiree’s possession. Retiree likewise agrees not to directly or indirectly keep or deliver to anyone else any Confidential Information (including any copies of Confidential Information) or any devices storing Confidential Information.

5. Jury Waiver. RETIREE IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION AGAINST COMPANY OR ANY OF THE OTHER COMPANY PARTIES ARISING FROM

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RETIREE’S EMPLOYMENT WITH OR RETIREMENT FROM COMPANY OR FROM THIS AGREEMENT (EITHER FOR ALLEGED BREACH OR ENFORCEMENT).

6. Voluntary Agreement. Retiree acknowledges that (i) Retiree has read this Agreement, (ii) by this paragraph, Company specifically has advised Retiree that Retiree has the right to consult an attorney and Retiree has had the opportunity to consult an attorney, (iii) Retiree fully understands the meaning and effect of Retiree’s action in signing this Agreement, (iv) Retiree’s signing of this Agreement is knowing, voluntary, and based solely on Retiree’s own judgment in consultation with Retiree’s attorney, if any, and (v) Retiree is not relying on any written or oral statement or promise other than as set out in this Agreement.

7. Miscellaneous. This Agreement contains and constitutes the entire understanding and agreement between Company and Retiree with respect to its subject matter and may not be released, discharged, abandoned, supplemented, changed, or modified in any manner except by a writing of concurrent or subsequent date signed by both an authorized Company official and Retiree. Retiree agrees that neither the Company nor any of the Company Parties have made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or any of the Company Parties outside of this Agreement but is instead relying solely on his own judgment and his attorney (if any). This Agreement is governed by and construed in accordance with the laws of the State of Texas without regard to its rules regarding conflict of laws. Exclusive venue for purposes of any dispute, controversy, claim, or cause of action between the Parties concerning, arising out of, or related to this Agreement or Retiree’s employment with or retirement from Company is in any state or federal court of competent jurisdiction presiding over Dallas County, Texas. Nothing in this Agreement, however, precludes Company or Retiree from seeking to remove a civil action from any state court to federal court. Retiree further consents to receive service of process related to any such action by any method permitted by statute or rule and-whether or not expressly authorized by statute or rule-through any email or social-media account established, maintained, or used by Retiree.

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AGREED:

KOSMOS ENERGY, LLC:

By: /s/ Andy G. Inglis 21 August 2025 Name: Andy G. Inglis Date
Title: Chairman and CEO

RETIREE:

By: /s/ Christopher J. Ball      21 August 2025 Christopher J. Ball      Date

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